Exhibit 4.a

DATAJUNGLE SOFTWARE INC.

PROMISSORY NOTE

______, 200_

For value received, DataJungle Software Inc.  (hereinafter referred to as the “Borrower”) promises to pay to the order of _________________ (hereinafter referred to as the “Lender”) in the City of Atlanta, Georgia or at such other place as the holder hereof may, from time to time designate in writing, the sum of $_________ (collectively the “Loan”) made by the Lender to the Borrower, in legal and lawful money of United States of America, with interest on the principal outstanding from time to time until paid, both before and after maturity, at the rate of twelve percent (12%) per annum.

The principal of this Note is due and payable on demand and is secured by an assignment of all accounts receivable now and hereafter of Borrower.  The accrued interest is due and payable annually in arrears on the anniversary date.  The Borrower may pay all or part of any of principal and/or interest before at any time without notice, penalty or bonus and any subsequent interest shall be calculated only on any remaining outstanding balance.

In the event this Note, or any part hereof, is collected through Bankruptcy or other judicial proceedings by an attorney or is placed in the hands of an attorney for collection after maturity, then the Borrower agrees and promises to pay a reasonable attorney’s fee for collection.

The Borrower expressly requires notice of all demands for payment, presentation for payment, protest and notice of protest, as to this Note but the Lender, payee or other holder of this Note may at any time, from time to time and upon notice in writing to the Borrower, extend the terms of payment or date of maturity hereof.

This Note may be assigned, pledged or hypothecated by the Lender or holder upon notice to the Borrower and is made without recourse to any director, officer or employee of the Borrower.

Any notice, demand or request relating to any matter set forth in this Note shall be given in writing.

This Note shall be governed by and construed in accordance with the laws of the State of Georgia, U.S.A.

IN WITNESS WHEREOF, DataJungle Software Inc. has caused this Note to be duly executed on its behalf by its officers duly authorized thereunto.

DataJungle Software Inc.

Per:______________________

Edward J. Munden

President & CEO

Per:__________________

Larry Bruce

Vice President Finance

Promissory Note Holder

Promissory Note Holder	Amount Outstanding as at December 31, 2004	Amount Outstanding as at March 21, 2005
Synergistic Affiliates Inc.	$196,000.00 USD	$359,000.00 USD